3.1      Amended and Restated Articles of Incorporation


                              AMENDED AND RESTATED

                            ARTICLES OF INCORPORATION

                                       OF

                           Zen Pottery Equipment, Inc.

     Pursuant to the provisions of the Colorado Business Corporation Act, the undersigned Corporation adopts the following amended and restated Articles of Incorporation. These articles correctly set forth the provisions of the Articles of Incorporation, as amended, and supersede the original Articles of Incorporation and all amendments thereto.

                                    ARTICLE I
                                      Name
                                      ----

     The name of the Corporation shall be Zen Pottery Equipment, Inc.

                                   ARTICLE II
                               Manner of Adoption
                               ------------------

     The following amended and restated Articles of Incorporation were adopted on November 1, 2000. The amended and restated Articles of Incorporation were adopted by the Directors of the Corporation and approved by the Shareholders of the Corporation as of such date.

                                   ARTICLE III
                                Authorized Shares
                                -----------------

     Section 1: Number.
     ------------------
     The aggregate number of shares which the Corporation shall have authority to issue is Fifty Million (50,000,000) Common Shares of one class, with unlimited voting rights, all with a par value of $0.001 per share, and One Million (1,000,000) Preferred Shares, all with a par value of $0.01 per share, to have such classes and preferences as the Board of Directors may determine from time to time.

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     Section 2: Dividends.
     ---------------------
     Dividends in cash, property or shares of the Corporation may be paid upon the stock, as and when declared by the Board of Directors, out of funds of the Corporation to the extent and in the manner permitted by law.

                                   ARTICLE IV
                                Preemptive Rights
                                -----------------

     The holders of the capital stock of this Corporation shall not have the preemptive right to acquire additional unissued shares or treasury shares of the capital stock of this Corporation, or securities convertible into shares of capital stock or carrying capital purchase warrants or privileges.

                                    ARTICLE V
                                Cumulative Voting
                                -----------------

     Cumulative voting of shares of stock of the Corporation shall not be allowed or authorized in the election of the Board of Directors of the Corporation.

                                   ARTICLE VI
                        Provisions for Regulation of the
                           Internal Corporate Affairs
                           --------------------------

     The following provisions are inserted for the management of the business and for the regulation of the internal affairs of the Corporation, and the same are in furtherance of and not in limitation or exclusion of the powers conferred by law.

     Section 1: Bylaws.
     ------------------
     The Board of Directors shall have the power to adopt, alter, amend or repeal, from time to time, such Bylaws as it deems proper for the management of the affairs of the Corporation, according to these Articles and the laws in such cases made and provided.

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     Section 2: Executive Committee.
     -------------------------------
     The Bylaws may provide for designation by the Board of Directors of an Executive Committee and one or more other committees, the personnel and authority of which and the other provisions relating to which shall be as may be set forth in the Bylaws.

     Section 3: Place of Meetings.
     -----------------------------
     Both Stockholders' and Directors' meetings may be held either within or without the State of Colorado, as may be provided in the Bylaws.

     Section 4: Compensation to Directors.
     -------------------------------------
     The Board of Directors is authorized to make provisions for reasonable compensation to its members for their services as Directors. Any Director of the Corporation may also serve the Corporation in any other capacity and receive compensation therefor in any form.

     Section 5: Conflicts of Interest.
     ---------------------------------
     No contract or other transaction of the Corporation with any other person, firm or corporation, or in which this Corporation is interested, shall be affected or invalidated solely by: (a) the fact that any one or more of the Directors or Officers of this Corporation is interested in or is a director or officer of another corporation; or (b) the fact that any Director or Officer, individually or jointly with others, may be a party to or may be interested in any such contract or transaction.

     Section 6: Registered Owner of Stock.
     -------------------------------------
     The Corporation shall be entitled to treat the registered holder of any shares of the Corporation as the owner thereof for all purposes, including all rights deriving from such shares, on the part of any other person, including, but not limited to, a purchaser, assignee or transferee of such shares or rights deriving from such shares, unless and until such purchaser, assignee, transferee or other person becomes the registered holder of such shares, whether or not the Corporation shall have either actual or constructive notice of the interest of such purchaser, assignee, transferee or other person. The purchaser, assignee or transferee of any of the shares of the Corporation shall not be entitled to: (a) receive notice of the meetings of the Shareholders; (b) vote at such meetings;
(C) examine a list of the Shareholders; (d) be paid dividends or other sums payable to Shareholders, or (e) own, enjoy or exercise any other property or rights deriving from such shares against the Corporation, until such purchaser, assignee or transferee has become the registered holder of such shares.

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     Section 7: Conduct of Business.
     -------------------------------
     The Corporation may conduct part or all of its business, not only in the State of Colorado, but also in every other state of the United States and the District of Columbia, and in any territory, district and possession of the United States, and in any foreign country, and the Corporation may qualify to do business in any of such locations and appoint an agent for service of process therein. The Corporation may hold, purchase, mortgage, lease and convey real and personal property in any of such locations. Part or all of the business of the Corporation may be carried on beyond the limits of the State of Colorado, and the Corporation may have one or more offices out of the State of Colorado.

     Section 8: Vote of the Shareholders.
     ------------------------------------
     To the fullest extent now or hereafter permitted by the Colorado Business Corporation Act, the vote of one-third of the issued and outstanding shares of the Corporation entitled to vote on such matter shall be sufficient to approve any matter to come before the shareholders of the Corporation, including, but not limited to, the right from time to time, to amend, alter or repeal, or add any provisions to, the Corporation's Articles of Incorporation.

     Section 9: Quorum For Voting.
     -----------------------------
     A quorum of Shareholders for any matter to come before any meeting of Shareholders of the Corporation shall consist of a one-third of the issued and outstanding shares entitled to vote on the matter.

     Section 10: Restrictions on Stock.
     ----------------------------------
     The Directors shall have the right, from time to time, to impose restrictions or to enter into agreements on behalf of the Corporation imposing restrictions on the transfer of all or a portion of the Corporation's shares, provided that no restrictions shall be imposed on the transfer of shares outstanding at the time the restrictions are adopted unless the holder of such shares consents to the restrictions.

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     Section 11: Indemnification of Directors.
     -----------------------------------------
     A director of the Corporation shall not be personally liable to the Corporation or to its shareholders for damages for breach of fiduciary duty as a director of the Corporation or to its shareholders for damages otherwise existing for (i) any breach of the director's duty of loyalty to the Corporation or to its shareholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) acts specified in Section 7-108-403 of the Colorado Business Corporation Act; or (iv) any transaction from which the director directly or indirectly derived any improper personal benefit. If the Colorado Business Corporation Act is hereafter amended to eliminate or limit further the liability of a director, then, in addition to the elimination and limitation of liability provided by the foregoing, the liability of each director shall be eliminated or limited to the fullest extent permitted under the provisions of the Colorado Business Corporation Act as so amended. Any repeal or modification of the indemnification provided in these Articles shall not adversely affect any right or protection of a director of the Corporation under these Articles, as in effect immediately prior to such repeal or modification, with respect to any liability that would have accrued, but for this limitation of liability, prior to such repeal or modification.

     Section 12: Indemnification.
     ----------------------------
     The Corporation shall indemnify, to the fullest extent permitted by applicable law in effect from time to time, any person, and the estate and personal representative of any such person, against all liability and expense (including, but not limited to, attorneys' fees) incurred by reason of the fact that he is or was a director or officer of the Corporation, he is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee, fiduciary, or agent of, or in any similar managerial or fiduciary position of, another domestic or foreign corporation or other individual or entity or of an employee benefit plan. The Corporation shall also indemnify any person who is serving or has served the Corporation as director, officer, employee, fiduciary, or agent, and that person's estate and personal representative, to the extent and in the manner provided in any bylaw, resolution of the shareholders or directors, contract, or otherwise, so long as such provision is legally permissible.

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                                   ARTICLE VII
                           Registered Office and Agent
                           ---------------------------

     The address of the initial registered office of the Corporation is 77 Lipan Street, Denver, Colorado 80223,and the name of the registered agent at such address is Zen Z. Pool, III. The books of accounts, records, documents and other papers may be kept at the registered office of the Corporation or at such other place as may be determined by the Board of Directors.

                                  ARTICLE VIII
                            Initial Principal Office
                            ------------------------

     The address of the initial principal office of the Corporation is 77 Lipan Street, Denver, Colorado 80223. The principal office of the Corporation may be relocated to such other place or places from time to time as may be determined by the Board of Directors.

DATED this 1st day of November, 2000

                                       Zen Pottery Equipment, Inc.

                                       By:  /s/ Zen Z. Pool, III
                                            ---------------------------
                                            Zen Z. Pool, III, President

                           CONSENT OF REGISTERED AGENT


     The Undersigned hereby consents to the appointment as the Registered Agent of Zen Pottery Equipment, Inc., a Colorado Corporation.

                                        7

                                                /s/ Zen Z. Pool, III
                                                --------------------
                                                Zen Z. Pool, III

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